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                                                                   EXHIBIT 10.15

February 5, 1999
Mr. Chris Kotowski
CIBC Oppenshimer Corp.
Oppenheimer Tower
World Financial Center
New York, NY  10281

Dear Chris:

We are excited to begin redistributing your research into the aftermarket through our various channels. This letter serves to reinstate and amend Addendum No. 1, dated February 17, 1998 that is attached to the Agreement for Electronic Distribution Services, dated February 17, 1998 (attached hereto). The changes are as follows:

1.  Section 2, sentence 2, change "33%" to "30%,"
2. Section 2, paragraph 2, delete "Multex may not distribute the Embargoed Research by credit card purchase on the MultexNET web site." CIBC Oppenheimer Corp. may at its sole option suspend the sale by credit card by giving Multex at least 30 days written notice.
3. Section 6, fourth sentence from the end, after "Research-On-Demand:" and before "50% off of Multex's..." add "based on a minimum annual commitment of $50,000"; it being clearly understood that CIBC Oppenheimer Corp. does not have any minimum obligation to purchase Research-On-Demand.
4.  Section 9, deleted in its entirety.

Further, within 90 days of the date of this letter, CIBC Oppenheimer Corp. and Multex agree to jointly conduct a review, in good faith, of the pricing of the Embargoed Research, the general market conditions and other relevant factors which may affect the sale of any royalties due CIBC Oppenheimer Corp. from the Embargoed Research with a goal towards agreeing to and implementing such further mutually acceptable practices that shall obtain the optimal pricing and royalties due CIBC Oppenheimer Corp.

Unless noted above, the Addendum stays the same. Please indicate your approval of this letter by signing below and returning to me. Thank you for your attention to this matter, and we are excited about the new relationship with CIBC Oppenheimer Corp.

Regards,                        Agreed:  CIBC Oppenheimer Corp.


Phil Callaghan                  By: /s/ Chris Kotowski
CFO of Multex.com, Inc.             -------------------
fka Multex Systems, Inc.                Chris Kotowski
                                        Managing Director